Exhibit 10.2

621 NW 53rd Street
Suite 500
Boca Raton FL 33487

February 7, 2025

Jason Moos

Dear Jason:

We are excited to offer you the position of Chief Operating Officer with SpringBig Holdings, Inc. (“Springbig” or the “Company”). Here are the details:

Title: Chief Operating Officer

Start Date: No later than April 1, 2025

Salary: $350,000.00 per year, payable in accordance with Springbig’s normal payroll practices. Your position is exempt from the minimum wage and overtime provisions of the Fair Labor Standards Act and applicable state law.

Performance Bonus: You will be eligible to participate in the Company’s performance bonus program, which is designed to reward individual and Company performance. The bonus is discretionary and based on achieving specific metrics or goals, which may include individual performance, team achievements, and overall Company results. Your target performance bonus will be 50% of your then-applicable base salary, subject to the terms and conditions of the program in effect at the time; provided that such bonus for the year ending December 31, 2025 will be not less than $87,500.00. Bonus amounts, if awarded, are typically paid annually and are contingent upon your continued employment through the payment date.

Details of the performance bonus plan, including metrics and eligibility criteria, will be shared with you upon commencement of employment.

Equity Compensation Restricted Stock Units (RSUS): As part of your compensation package, you will be granted Restricted Stock Units (RSUs) under the Company’s Equity Incentive Plan, subject to approval by the Company’s Board of Directors or its designated committee.

You will be granted 953,613 RSUS, which represent the right to receive shares of the Company’s common stock upon time-based vesting. These RSUs will vest over a four-year period, with 25% vesting after 12 months of continuous service and the remaining 75% vesting in equal quarterly installments over the following three years, subject to your continued employment with the Company through each vesting date.

Additionally, you will be granted 953,613 RSUs, which represent the right to receive shares of the Company’s common stock upon milestone-based vesting. Vesting of these RSUs is contingent on the Company achieving certain stock price milestones as outlined below:

●	Milestone 1: 158,936 RSUs will vest if the Company’s stock price achieves and sustains an average closing price above $0.25 for 180 consecutive trading days.

●	Milestone 2: An additional 158,936 RSUs will vest if the Company’s stock price achieves and sustains an average closing price above $0.35 for 180 consecutive trading days.

●	Milestone 3: An additional 158,935 RSUs will vest if the Company’s stock price achieves and sustains an average closing price above $0.45 for 180 consecutive trading days.

●	Milestone 4: An additional 158,935 RSUs will vest if the Company’s stock price achieves and sustains an average closing price above $0.55 for 180 consecutive trading days.

●	Milestone 5: An additional 158,935 RSUs will vest if the Company’s stock price achieves and sustains an average closing price above $0.65 for 180 consecutive trading days.

●	Milestone 6: An additional 158,936 RSUs will vest if the Company’s stock price achieves and sustains an average closing price above $0.75 for 180 consecutive trading days.

The RSU grants will be subject to the terms and conditions of the Equity Incentive Plan and the applicable award agreement, which will be provided to you after the grant is finalized. Please note that all equity grants are subject to the approval of the Company’s Board of Directors or its designated committee. If the Company experiences a Change in Control (as defined in the Company’s Equity Incentive Plan), the Company pursuant to its Equity Incentive Plan will accelerate the vesting of all of the remaining unvested RSU grants set forth in this letter.

Benefits: You will be eligible to participate in Springbig’s regular medical, dental, vision, disability, and life insurance benefits, in accordance with the terms, conditions and eligibility requirements of those benefit plans from time to time in effect, and subject to Springbig’s right to modify or terminate such benefit plans at any time. Your benefits coverage begins on the first day of the first full calendar month following your start date. If you reject any such benefits for which you are eligible under Springbig’s benefit plans, Springbig will contribute any amount it would have been required to pay had you accepted such benefits instead to a non-qualified retirement plan in your name, health savings account in your name or parking benefit account in your name, at your election.

Confidentiality and Inventions: As a Springbig employee, you will need to sign Springbig’s standard Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreement, a copy of which is enclosed with this letter agreement (the “Confidential Information Agreement”).

Employment Eligibility; Background Check: For purposes of federal immigration law, you will be required to provide Springbig with documentary evidence acceptable under federal law of your identity and eligibility for employment in the United States. In addition, you authorize Springbig to conduct a background check, which may include verification of criminal, education, driving, social media, employment background and/or reference checks. This offer is contingent upon a satisfactory background check and may be rescinded based upon data received in the background check process.

Former Employment: Springbig does not hire people for the purpose of acquiring their current or former employer’s trade secrets, intellectual property, or other confidential or proprietary information, and we do not want access to any materials containing such information. We must insist that you don’t bring any confidential or proprietary material from a former employer to Springbig and that you don’t violate any obligations you may have with a former employer. By signing this letter and accepting this offer, you represent that your acceptance of this offer and the performance of your duties as a Springbig employee will not breach or conflict with any agreements with or other obligations you have to a former employer or any other person (including, without limitation, any employment or consulting agreement, or any noncompete or nondisclosure agreement). You agree to disclose to Springbig in writing any such obligations or agreements which may contradict with this section in advance of accepting this offer.

“At-will” Employment: Your employment with Springbig is “at-will”, which means that either you or Springbig can terminate your employment relationship at any time. This letter agreement is not intended to, nor does it, create any employment contract for any specified term or duration between you and Springbig. If your employment is terminated, prior to your departure, you agree to submit to an exit interview for the purposes of reviewing this letter agreement and the enclosed Confidential Information Agreement, and surrendering to Springbig all Springbig equipment, property, materials and other proprietary or confidential information and thereafter will be entitled to payments in the amount of (i) if the Company terminates you without Cause in connection with a Change in Control (each as defined in the Company’s Equity Incentive Plan) prior to the first anniversary of your start date, cash severance in an amount equal to six (6) months of your then-current annual base salary, less all applicable withholdings and deductions, payable in substantially equal monthly installments over the 6-month period following such termination, (ii) if the Company terminates you without Cause and not in connection with a Change in Control (each as defined in the Company’s Equity Incentive Plan) prior to the first anniversary of your start date, cash severance in an amount equal to three (3) months of your then-current annual base salary, less all applicable withholdings and deductions, payable in substantially equal monthly installments over the 3-month period following such termination; or (iii) if the Company terminates you without Cause on or after the first anniversary of your start date, cash severance in an amount equal to six (6) months of your then-current annual base salary, less all applicable withholdings and deductions, payable in substantially equal monthly installments over the 6-month period following such termination.

Section 409A: This offer letter is intended to comply with Section 409A of the Internal Revenue Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this offer letter, payments provided under this offer letter may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this offer letter that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this offer letter shall be treated as a separate payment. Any payments to be made under this offer letter upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this offer letter comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

Notwithstanding any other provision of this offer letter, if any payment or benefit provided to you in connection with termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of your termination date (the “Specified Employee Payment Date”) or, if earlier, on the date of your death. The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

Jason, we look forward to having you join us. To accept this offer, please sign below and return this letter agreement and the Confidential Information Agreement to me by 4:00 p.m. Eastern time on February 7, 2025.

Sincerely,

/s/ Jeffrey Harris
Jeffrey Harris
Chief Executive Officer

I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter and the Confidential Information Agreement. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in these documents, and the letter and the Confidential Information Agreement supersede all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of the letter and the Confidential Information Agreement.

Jason Moos

Accepted:	/s/ Jason Moos	Date:	2/7/2025

CONFIDENTIAL INFORMATION, INVENTIONS,

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Confidential Information, Inventions, Non-competition, and Non-solicitation Agreement (“Agreement”), made effective as of February 7, 2025 (the “Effective Date”), is made in consideration for my employment by SpringBig Holdings, Inc. or its subsidiaries or affiliates (“Springbig” or the “Company”), and other benefits received by me, which I acknowledge I would not otherwise have received, and for other good and valuable consideration, the receipt and sufficiency which are acknowledged. I, Jason Moos, (hereafter “I” or “me”), hereby agree as follows:

1. Nondisclosure of Confidential Information.

1.1 Except with Springbig’s prior written consent and except as reasonably required in the ordinary course of the performance of my duties hereunder, I agree that I will not disclose or use at any time, during my employment with Springbig or thereafter, any Confidential Information of Springbig. For purposes of this Agreement, “Confidential Information” includes, without limitation, all information that is known or intended to be known only by employees of Springbig or by persons who are in a confidential relationship with Springbig, including, without limitation, Trade Secrets (as defined below), intellectual property, proprietary information, unique processes, formulae, research or marketing reports, operating techniques, licenses, trademarks and copyrights whether provided to me by Springbig or developed or discovered by me while at Springbig or its predecessor, and including further any such Confidential Information relating to any customer, creator, vendor, licensor, licensee or party transacting business with Springbig. For the avoidance of doubt, Confidential Information shall not include Independent Inventions or Prior Inventions (as defined below). For purposes of this Agreement, the term “Trade Secret” is defined as information, including a formula, pattern, compilation, program, device, method, technique, or process that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use; and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

1.2 I recognize and acknowledge that the lists of Springbig’s customers, creators, distributors and dealers as they may exist from time to time are valuable, confidential, special and unique assets of Springbig’s Business in the nature of a Trade Secret and I will not, during the term of this Agreement or thereafter, disclose such lists of any part thereof to any person, firm, corporation, association or entity for any purpose or reason whatsoever, except as reasonably required in the ordinary course of the performance of my duties hereunder. For the purposes of this Agreement, “Business” means the business of providing messaging, customer loyalty management and/or customer experiences in the cannabis and gaming industries, including, without limitation, the research, design, development, marketing, sales, operations, maintenance and commercial exploitation pertaining to the operation of, and providing products and services for such business.

1.3 The prohibitions of this Section 1 shall not apply to (i) disclosures made as required by law or legal process or to any person or entity exercising regulatory authority over me, (ii) disclosure to my bona fide legal, accounting, financial or tax advisors solely to render any such advisory services to me, or (iii) any information that was then generally known to the public or becomes generally known to the public other than through breach of the foregoing restrictions. Further, nothing in this Section 1 prohibits me from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. I do not need the prior authorization of Springbig to make any such reports or disclosures, and I am not required to notify Springbig that I have made such reports or disclosures. I understand that under the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that: (a) is made (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (z) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2. Discoveries and Inventions; Works Made for Hire.

2.1 I agree that upon conception and/or development of any idea, works of authorship, mask works, designations, know-how, information, discovery, invention (whether or not patentable), improvement, Trade Secret (as defined in Section 1), software, computer code, writing or other material or design (each a, “Discovery and Invention”) that: (i) relates to the Business of Springbig; (ii) relates to Springbig’s actual or demonstrably anticipated research or development; (iii) relates to any Confidential Information (as defined in Section 1) of Springbig; or (iv) results from any work performed by me for Springbig, I will assign to Springbig the entire right, title and interest in and to any such Discovery and Invention. I acknowledge that, to the extent permitted by law, each Discovery and Invention and all work papers, reports, documentation, drawings, photographs, negatives, tapes and masters therefor, prototypes and other materials (hereinafter, “items”), including without limitation, any and all such items generated and maintained on any form of electronic media, generated by me during my employment with Springbig shall be considered a “work made for hire” and that ownership of any and all copyrights in any and all such items shall belong to Springbig. In addition, if any Discovery and Invention does not qualify as a work made for hire, I hereby make all assignments necessary to accomplish the foregoing ownership. I shall futher assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned. I hereby irrevocably designate and appoint Company and its agents as attomeys-in-fact to act for and in my behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Employee. This Section 2 excludes inventions and discoveries that I developed on my own time without using Springbig’s equipment, supplies, facilities or Trade Secrets except for those inventions that either (a) relate at the time of conception or reduction to practice of the invention to Springbig’s Business, or actual or demonstrably anticipated research or development of Springbig, or (b) result from any work performed by me for Springbig (all such inventions and discoveries, “Independent Inventions”). A list describing all inventions, discoveries, original works of authorship, developments, improvements, and Trade Secrets that were conceived in whole or in part by me prior to my employment with Springbig and to which I have any right, title, or interest which relate to Springbig’s proposed Business, products, or research and development is attached as Exhibit A (“Prior Inventions”); or, if no such list is attached, I represent and warrant that there are no such Prior Inventions. Furthermore, I represent and warrant that if any Prior Inventions are included on Exhibit A, they will not materially affect my ability to perform all obligations under this Agreement.

3. No Competitive Activities During Employment. While employed by springbig, i will not compete with springbig anywhere in the world. In accordance with this restriction, but without limiting its terms, while employed by springbig, i will not: (i) enter into or engage in any business which competes with springbig’s business; (ii) solicit customers, creators, business, patronage or orders for, or sell, any products or services in competition with, or for any business that competes with, springbig’s business; (iii) divert, entice or otherwise take away any customers, creators, business, patronage or orders of springbig or attempt to do so; or (iv) promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business which competes with springbig’s business. During the period of my relationship with the company, i will devote my best efforts on behalf of the company. I agree not to engage in any conduct which may create an actual or appear to create a conflict of interest, without the expressed, written permission of the company.

4. Post-Employment Non-solicitation. For a period of two (2) years following the termination of my employment, I will not, directly or indirectly, individually or on behalf of any other person or entity: (i) solicit any person who is an employee, representative, consultant, creator or agent of Springbig to terminate his or her employment or other relationship or association with Springbig in order to enter into any employment relationship with or perform services for any other person; (ii) unlawfully disrupt, damage, impair or interfere with Springbig’s contractual or business relationships with any creator, supplier, vendor or other person with whom Springbig has a business relationship; or (iii) solicit or attempt to solicit any business from any of Springbig’s creators, clients or customers for the purposes of providing products or services that are competitive with those provided by Springbig.

4.1 The parties hereto agree that in the event any of the prohibitions or restrictions set forth in Sections 2, 3 and 4 of this Agreement are found by a court or, as applicable, arbitrator of competent jurisdiction to be unreasonable or otherwise unenforceable, it is the purpose and intent of the parties hereto that any such prohibitions or restrictions be deemed modified or limited so that, as modified or limited, such prohibitions or restrictions may be enforced to the fullest extent possible.

5. Non-Disparagement. I agree not to make any disclosures, issue any statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to disparage Springbig, its officers or directors, its business, services, products, technologies and/or personnel. Nothing in this section is intended, nor shall be construed, to (i) prohibit me from any communications to, or participation in any investigation or proceeding conducted by, any governmental agency with jurisdiction concerning the terms, conditions and privileges of employment or jurisdiction over Springbig’s business, (ii) interfere with, restrain, or prevent my communications regarding wages, hours, or other terms and conditions of employment, or (iii) prevent me from otherwise engaging in any legally protected activity.

6. Records. I agree to keep and maintain adequate and current records of all Confidential Information learned or received by me and all Discoveries and Inventions made, authored, conceived, developed or reduced to practice by me during the period of my employment at Springbig, which records shall be available to, and to the extent constituting Confidential Information or Discoveries and Inventions shall remain the sole property of, Springbig at all times.

7. No Conflicting Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Springbig does not and will not breach any (i) agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Springbig, (ii) agreement with or obligation to any third party regarding the assignment of Discoveries and Inventions (including without limitation pursuant to any other employment relationship, or faculty or staff appointment with a university, government or other research institution), or (iii) enforceable legal obligations to former employers or third parties, including but not limited to non-compete, non-solicit, or confidentiality agreements. I agree that I will honor any such enforceable legal obligations. I have not entered into, and I agree I will not enter into, any agreement, either written or oral, in conflict herewith.

8. Return of Company Materials. When I leave the employ of Springbig or at any other time upon Springbig’s request, (i) I will return all Springbig property (including, but not limited to, credit cards; keys; company car; cell phone; air card; access cards; thumb drive(s), laptop(s), personal digital devices and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof which I created, received or otherwise obtained in connection with my employment); (ii) I will not delete any emails, files or other information from any Company computer or device prior to my return of the property except in strict accordance with Company policy; (iii) I will permanently delete any Company information that may reside on my personal computer(s), other devices or accounts and submit all personal computers, phones and other devices which I used for Company business, and will identify all personal accounts on which Company information has been placed and related passwords, to a third party vendor, as may be designated by Springbig, for inspection and removal of any Company-related information. I further agree that any property situated on Springbig’s premises and owned by Springbig, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

9. Legal And Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Confidential Information, and because monetary damages may be inadequate to compensate Springbig for my breach of this Agreement, Springbig shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, without the necessity of proving actual damages, and without prejudice to any other rights and remedies that Springbig may have for a breach of this Agreement.

10. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing:

SpringBig Holdings, Inc.

621 NW 53rd St, Suite 500

Boca Raton, FL 33487

Such notice shall be deemed given upon personal delivery to the appropriate address, or if sent by nationally-recognized overnight courier on the day after the date of mailing, or if sent by certified mail, three days after the date of mailing.

11. Notification Of New Employer. In the event that I leave the employ of Springbig, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

12. Arbitration.

12.1 Notwithstanding anything to the contrary contained in this Agreement, but subject to Section 9 and the last sentence of Section 12.1, all claims, disputes and controversies (collectively “Claims”) between the parties hereto or between me and Springbig arising out of or in connection with my employment with Springbig including but not limited to Claims relating to the validity, construction, performance, breach, enforcement or termination of this Agreement, to Statutory Claims (as defined below), or otherwise, shall be resolved by binding arbitration by JAMS in Miami, Florida, in accordance with this Section 12 and, to the extent not inconsistent herewith, the JAMS Employment Arbitration Rules & Procedures then in effect. I and Springbig further agree that Claims by me or by Springbig may only be brought in the party’s individual capacity, and not as a plaintiff or class member in any purported class, collective or representative proceeding. In that regard, I specifically agree not to file, initiate directly or indirectly, join, or participate in any class or collective action. If a class or collective is filed purporting to include me, then I shall take all steps necessary to refrain from opting in or to opt out or otherwise exclude myself from the action, as appropriate. The parties hereby waive each party’s respective rights to have any such Claims tried before a judge or jury except as provided in the next sentence. Notwithstanding the foregoing, either party hereto may immediately apply to a state or federal court in the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida for any provisional remedy, including a temporary restraining order or preliminary injunction, to enforce the Agreement including, without limitation, Sections 2, 3 and 4 hereof, which shall remain in effect until a final award is made any arbitration. “Statutory Claims” shall mean Claims that arise under any federal, state or local act, statute, law, ordinance or rule related to employment including but not limited to Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the Americans with Disabilities Act, the Workers Adjustment and Retraining Notification Act, the Fair Credit Reporting Act, the Sarbanes-Oxley Act of 2002, the Occupational Safety and Health Act and any other state or local law applicable to my employment. Only with respect to Statutory Claims, I shall bear only those costs of arbitration I would otherwise bear had I filed an action in court.

12.2 Additional Rules & Procedures. Any arbitration called for by this Section 12 shall be conducted in accordance with the following additional rules and procedures:

(i) I or Springbig (the “Requesting Party”) may demand arbitration pursuant to Section 12.2 hereof no later than six (6) months after the events or omissions giving rise to the demand for arbitration, by giving written notice of such demand (the “Demand Notice”) to the other (the “Responding Party”), which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

(ii) The parties shall be allowed additional discovery, including additional depositions of parties and third-parties, if reasonable and appropriate given the matters in dispute.

(iii) All filings, submissions and presentations in the arbitration proceeding shall be confidential. Any decision by the arbitrators shall be confidential and shall be shielded from public access.

(iv) The arbitrator may award the same remedies (which may include attorney’s fees) to the prevailing party that would have been available in court for the type of claim that was brought.

12.3 Binding Character & Jurisdiction. Any decision rendered by the arbitrator pursuant to this Section 12 shall be final and binding on, and nonappealable by, the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction. Any action to enforce an award shall be filed under seal. The parties agree to submit to the jurisdiction of the federal and state courts in the 15th Judicial Circuit Court of the State of Florida or the United States District Court for the Southern District of Florida in any action seeking a provisional remedy, or any action for judgment on the award entered by the arbitrator. I consent to the exercise of personal jurisdiction over me in any such adjudication and hereby waive any and all objections and defenses to the exercise of such personal jurisdiction and such venue.

12.4 Exclusivity. Except for actions seeking a provisional remedy which a party elects to adjudicate in a court of law pursuant to Section 12.1, and except as set forth in Section 12.5 below, arbitration shall be the exclusive method available for resolution of claims, disputes and controversies described in Section 12.1 hereof, and Springbig and I stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute. The arbitrator shall have the exclusive authority to resolve any dispute relating to the interpretation, scope, applicability, enforceability or formation of the agreement to arbitrate set forth in this Section 8. The provisions of this Section 12 shall survive the dissolution of Springbig.

12.5 Governmental Agencies. Nothing in this Section 12 or otherwise in this Agreement shall be deemed to prohibit me from contacting, speaking, participating or cooperating with any governmental agency or self-regulatory organization in any investigation, administrative proceeding or action.

12.6 Severability. If the arbitrator finds any part of this Section 12 illegal, invalid or unenforceable, such a finding shall not affect the legality, validity, or enforceability of the remaining parts of Section 12, and the illegal, invalid or unenforceable part will be stricken from this Agreement. Except as set forth in the preceding sentence and Section 4.1 above, nothing contained herein shall be deemed to give the arbitrator any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

13. General Provisions.

13.1 Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with and by the laws of the State of Florida. Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Florida, including its statutes of limitations, without giving effect to any conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.

13.2 Severability. I agree that the restrictions contained in this Agreement are reasonable and necessary, are valid and enforceable under Florida law, and do not impose a greater restraint than necessary to protect Springbig’s legitimate business interests. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held by a court or arbitrator of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, the parties intend that such court or arbitrator would reduce, or “blue pencil” such provision by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. In case any one or more of the provisions contained in this Agreement shall, for any reason (including the failure of a court or arbitrator to “blue pencil” a provision pursuant to the foregoing sentence), be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, that if the absence of such provision causes a material adverse change in either the risks or benefits of this Agreement to either Springbig or me, Springbig and I shall negotiate in good faith a commercially reasonable substitute or replacement for the invalid ог unenforceable provision.

13.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of Springbig, its successors, and its assigns.

13.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the transfer or assignment of this Agreement by Springbig to any successor in interest or other assignee.

13.5 No Employment Rights. I agree and understand that my employment is at-will which means I or Springbig each have the right to terminate my employment at will, with or without advance notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by Springbig, nor shall it interfere in any way with my right or Springbig’s right to terminate my employment at any time, with or without cause or notice.

13.6 Waiver. No waiver by Springbig of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by Springbig of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7 Tolling of Limitation Period. I agree that a breach of any provision(s) of this Agreement will toll the running of the applicable statute of limitations period with respect to such provision(s) for as long as such breach occurs. I further agree that if I violate any of the restrictions contained in Section 4 following termination of my employment by Springbig, the two-year period therein shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by me to the satisfaction of Springbig.

13.8 Entire Agreement. The obligations pursuant to Sections 1 through 4 and Sections 6 and 7 (including all subparts) of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by Springbig as an employee. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between Springbig and me with respect to the subject matter hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signature page follows]

[Signature page to Confidential Information, Inventions, Non-Competition and Non-Solicitation Agreement]

This Agreement shall be effective as of the Effective Date.

I have read this agreement carefully and understand its terms. I have completed exhibit a to this agreement.

/s/ Jason Moos
Jason Moos

Accepted and Agreed To:

SpringBig Holdings, Inc.

By:	/s/ Jeffrey Harris
	Name:	Jeffrey Harris
	Title:	Chief Executive Officer

EXHIBIT A

TO:	SpringBig Holdings, Inc.

FROM:	Jason Moos

DATE:	________________________

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all Inventions that I have, alone or jointly with others, made, authored, conceived, developed or reduced to practice, or caused to be made, authored, conceived, developed or reduced to practice prior to the beginning of my employment with Springbig, that I consider to be my property or the property of third parties:

☐	No Inventions.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to Inventions generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention	Party(ies)	Relationship
1.

2.

3.

☐	Additional sheets attached.